UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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FLEXSTEEL INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLEXSTEEL INDUSTRIES, INC.
P.O. Box 877
Dubuque, Iowa 52004-0877

October 28, 2008

Office of the Chairman of the Board

Dear Shareholder:

          You are cordially invited to attend the Annual Shareholders’ Meeting on Monday, December 8, 2008, at 2:00 p.m. We sincerely want you to come, and we welcome this opportunity to meet with those of you who find it convenient to attend.

          Time will be provided for shareholder questions regarding the affairs of the Company and for discussion of the business to be considered at the meeting as explained in the notice and proxy statement which follow. Directors and other Company executives expect to be available to talk individually with shareholders after the meeting. No admission tickets or other credentials are currently required for attendance at the meeting, but we may request to see some identification to establish that you are a shareholder of the Company.

          The formal notice of the meeting and proxy statement follow. I hope that after reading them you will sign, date and mail the proxy card, whether you plan to attend in person or not, to assure that your shares will be represented.

Sincerely,

L. Bruce Boylen
Chairman of the Board

Record Date:	October 15, 2008

Date of Meeting:	December 8, 2008

Time:	2:00 p.m.

Place:	Hilton Minneapolis
1001 Marquette Avenue
Minneapolis, MN 55403

IMPORTANT

WHETHER YOU OWN ONE SHARE OR MANY, EACH SHAREHOLDER IS URGED TO VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

FLEXSTEEL INDUSTRIES, INC.
P.O. Box 877
Dubuque, Iowa 52004-0877

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held December 8, 2008

TO THE SHAREHOLDERS:

          The Annual Meeting of Shareholders of Flexsteel Industries, Inc. will be held at the Hilton Minneapolis, 1001 Marquette Avenue, Minneapolis, Minnesota 55403, on Monday, December 8, 2008 at 2:00 p.m. for the following purposes:

1.

To elect three (3) Class I Directors to serve until the year 2011 Annual Meeting and until their successors have been elected and qualified or until their earlier resignation, removal or termination (Proposal 1).

2.	To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

          October 15, 2008 has been fixed as the record date for the determination of common shareholders entitled to notice of, and to vote at, the meeting. Only holders of record at the close of business on that date will be entitled to vote at the meeting or any adjournments or postponements of the meeting.

          Whether or not you plan to attend the meeting, please mark, date and sign the accompanying proxy and return it promptly in the enclosed envelope which requires no additional postage if mailed in the United States. If you attend the meeting, you may vote your shares in person even though you have previously signed and returned your proxy. Voting by ballot at the meeting cancels any proxy previously returned.

BY ORDER OF THE BOARD OF DIRECTORS

TIMOTHY E. HALL
Secretary

October 28, 2008

PLEASE SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY

FLEXSTEEL INDUSTRIES, INC.
P.O. Box 877
Dubuque, Iowa 52004-0877

PROXY STATEMENT
Annual Meeting of Shareholders to be Held

December 8, 2008

          This proxy statement and the accompanying proxy is solicited on behalf of the Board of Directors, referred to as the Board, of Flexsteel Industries, Inc., referred to as the Company or Flexsteel, to be used at the Annual Meeting of Shareholders to be held on Monday, December 8, 2008, and any adjournments or postponements of the meeting, for the purposes set forth in the notice of meeting accompanying this proxy statement.

          The mailing address of the corporate office and principal executive office of the Company is P.O. Box 877, Dubuque, IA 52004-0877. The approximate date on which this proxy statement and accompanying proxy card are first being mailed to shareholders is October 28, 2008.

PROXIES AND VOTING

          Each shareholder who signs and returns a proxy in the form enclosed with this proxy statement has the unconditional right to revoke the proxy at any time prior to its use at the meeting. A shareholder can change his or her proxy or vote in one of three ways:

•	send a signed notice of revocation to our Secretary to revoke the previously given proxy;

•	send a completed proxy card bearing a later date than the previously given proxy to our Secretary indicating the change in your vote; or

•

attend the meeting and vote in person, which will automatically cancel any proxy previously given, or the shareholder may revoke his or her proxy in person, but a shareholder’s attendance at the meeting alone will not revoke any proxy that the shareholder has previously given.

If a shareholder chooses either of the first two methods, the shareholder must take the described action no later than the beginning of the meeting. Once voting on a particular matter is completed at the meeting, a shareholder will not be able to revoke his or her proxy or to change his or her vote as to that matter. Unless a shareholder’s proxy is so revoked or changed, the shares of common stock represented by each proxy received by the Company will be voted at the meeting and at any adjournments or postponements of the meeting. If a shareholder’s shares of common stock are held in street name by a broker, bank or other financial institution, such shareholder must contact them to change his or her vote. Execution of the proxy will in no way affect a shareholder’s right to attend the meeting and vote in person. If a shareholder specifies how the proxy is to be voted on any business to come before the meeting, it will be voted in accordance with such specification. If no specification is made, it will be voted FOR the election of Thomas E. Holloran, L. Bruce Boylen, and Ronald J. Klosterman as Class I Directors (Proposal 1). Each of the above named director nominees have been previously elected by the shareholders.

          As of the close of business on October 15, 2008, the record date for determining shareholders entitled to notice of, and to vote at, the meeting, the Company had 6,575,633 outstanding shares of common stock, par value $1.00 per share, which is the only class of the Company’s capital stock entitled to vote at the meeting. Each share of common stock issued and outstanding as of the record date is entitled to one vote upon each matter to be presented at the meeting, and cumulative voting for directors is not permitted. A quorum, consisting of a majority of the outstanding shares of common stock entitled to vote at the meeting, must be present in person or represented by proxy before action may be taken at the meeting.

          Votes cast by proxy or in person will be counted by the inspector of election appointed for the meeting who will be present at the meeting. The affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the meeting is required for the election of the director nominees named in this proxy statement. The inspector of election will treat abstentions as shares that are present and entitled to vote for purposes of determining a quorum, but abstentions and broker non-votes will not be counted as votes for or against the proposal being voted on.

          While the Board knows of no other matter to be presented at the meeting or any adjournment or postponement of the meeting, all proxies returned to the Company will be voted on any such matter in accordance with the judgment of the proxies.

EXPENSE OF SOLICITATION

          The cost of the solicitation of proxies on behalf of the Board will be paid by the Company. Solicitation of proxies will be principally by mail. In addition, the officers or employees of the Company and others may solicit proxies, either personally, by telephone, by special letter, or by other forms of communication. The Company will also make arrangements with banks, brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and will reimburse them for reasonable expenses in so doing. Officers and employees of the Company will not receive additional compensation in connection with the solicitation of proxies.

PROPOSAL 1

ELECTION OF DIRECTORS

          Our Restated Articles of Incorporation, as amended, permit the election of 13 Directors. The Board currently consists of ten persons divided into three classes. At this time, the Board has determined to maintain the size of the Board at ten members. At each Annual Meeting the terms of one class of Directors expire and persons are elected to that class for terms of three years or until their respective successors are duly qualified and elected or until their earlier resignation, removal or termination.

          The Board has nominated, based on the recommendation of the Nominating and Compensation Committee, Thomas E. Holloran, L. Bruce Boylen and Ronald J. Klosterman for election as Class I Directors of the Company. The Class I Directors’ next term expires at the time of the year 2011 Annual Meeting and until their respective successors have been elected and qualified or until their earlier resignation, removal or termination. It is the intention of the proxies named herein to vote FOR these nominees unless otherwise directed in the proxy. All of the nominees have been previously elected by the shareholders.

          All nominees named above have consented to serve as Directors if elected. In the event that any of the nominees should fail to stand for election, the persons named as proxy in the enclosed form of proxy intend to vote for substitute nominees as may be selected by the Board. The proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

          The Board recommends a vote for its Director nominees named in this proxy statement. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies.

Name	Age	Director Since	Principal Occupation and Other Directorships or Employment During the Last Five Years

DIRECTORS WHOSE TERMS EXPIRE AT THE 2008 ANNUAL MEETING, CLASS I

Thomas E. Holloran(1)(2)	79	1971	Professor Emeritus, College of Business, Senior Distinguished Fellow, School of Law, University of St. Thomas, St. Paul; former Director, Medtronic, Inc. (a medical device company), 1960 to 2000.

L. Bruce Boylen	76	1993	Retired Vice President, Fleetwood Enterprises, Inc. (mfr. of recreational vehicles and manufactured homes).

Ronald J. Klosterman	60	2005

Chief Executive Officer, 2006 to present; President, 2005 to present; Chief Operating Officer, 2005 to 2006, Executive Vice President and Chief Financial Officer, 1995 to 2005, Director of Operations, 2004 to 2005, Flexsteel Industries, Inc.; Director, EDSB (an Iowa bank); Director, Iowa Health System (network of hospitals in Iowa and Illinois).

DIRECTORS CONTINUING TO SERVE WHOSE TERMS EXPIRE AT THE 2009 ANNUAL MEETING, CLASS II

James R. Richardson	64	1990	Senior Vice President Sales and Marketing, 1994 to present, Flexsteel Industries, Inc.

Patrick M. Crahan	60	1997

Senior Vice President Commercial Seating, 2003 to present, Vice President and General Manager, Dubuque Upholstering Division, 1989 to 2003, Flexsteel Industries, Inc.; Trustee, University of Dubuque; Trustee, Dubuque Racing Association (not-for-profit gaming); Director, Dubuque Bank and Trust Company, Dubuque, Iowa.

Robert E. Deignan(1)(2)	69	2001	Senior Counsel, Baker & McKenzie LLP (law firm).

Mary C. Bottie(1)(2)	50	2003	Retired Vice President of Marketing and General Management, Motorola, Inc. (a communications company).

DIRECTORS CONTINUING TO SERVE WHOSE TERMS EXPIRE AT THE 2010 ANNUAL MEETING, CLASS III

Jeffrey T. Bertsch	53	1997	Senior Vice President Corporate Services, 1989 to present, Flexsteel Industries, Inc.; Director, American Trust and Savings Bank, Dubuque, Iowa.

Lynn J. Davis(1)(2)	61	1999

Retired President and Chief Operating Officer, 2005 to 2006, August Technology (supplier of inspection equipment for microelectronic industry); Partner, 2002 to 2005, Tate Capital Partners; President, 2001, ADC Telecommunications, Inc. (a supplier of network infrastructure products and services); Director, Automated Quality Technologies, Inc. (mfr. of non-contact measurement equipment); Director, Superconductor Technologies, Inc. (mfr. of wireless communication infrastructure).

Eric S. Rangen(1)(2)	51	2002

Senior Vice President and Chief Accounting Officer, UnitedHealth Group (diversified health and well-being company), 2006 to present; Executive Vice President and Chief Financial Officer, 2001 to 2006, Alliant Techsystems Inc. (advanced weapons and space systems company); Partner, 1994 to 2001, Deloitte & Touche LLP (an accounting firm).

(1)	Member of Audit and Ethics Committee

(2)	Member of Nominating and Compensation Committee

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

          The Nominating and Compensation Committee of the Board of Directors, referred to as the Committee, is responsible for establishing our policy for compensating executive officers. The Committee is comprised of independent directors as defined in The Nasdaq Stock Market listing standards. The Committee also has oversight responsibility of our annual incentive plans, stock option plans, long-term incentive plans and other benefit plans for our executive officers.

          Compensation Philosophy and Objectives — Our overall compensation philosophy is that compensation levels should be adequate to attract and retain highly-qualified executives without being unreasonable or excessive relative to market practice. See “Corporate Governance – Committees of the Board – Nominating and Compensation Committee” for a more detailed discussion of our compensation philosophy and practices. See “Performance-based Compensation,” “Annual Incentive” and “Long-Term Incentives” below for further discussions of performance-based compensation. While a portion of our executives’ compensation fluctuates with annual results, the total compensation program is structured to include long-term performance awards to motivate our executives to work for sustained growth in shareholder value.

          Performance-based Compensation — We have historically provided performance-based compensation through the use of both annual and long-term incentives. See “Annual Incentive” below for a discussion of our annual performance-based compensation. Long-term incentive awards are based on the achievement of three-year performance targets set by the Committee, adjusted for infrequent or non-recurring items. The beginning of each fiscal year marks the start of another three-year performance period. See “Long-Term Incentives” below for a discussion of our long-term performance-based compensation.

          Components of Executive Compensation — The principal components of our executive compensation program have historically included base salaries, annual cash bonuses, and stock options and long-term incentives using our common stock. Beginning with fiscal 2008, long-term incentives use a combination of our common stock and cash to allow the executive to utilize the cash portion of the award to pay income taxes on the total amount awarded under the plan.

          Base Salary — An individual executive’s base salary is based upon the executive’s level of responsibility, cumulative knowledge and experience, past individual performance,

contributions to past corporate performance, and competitive rates of pay. The Committee reviews each executive officer’s salary annually and makes adjustments, as appropriate, based on the Chief Executive Officer’s recommendation and in light of any change in the executive’s responsibility, changes in competitive salary levels, and the executive’s past performance.

          The base salary of Timothy E. Hall, our Chief Financial Officer, Vice President-Finance and Secretary, increased by $24,000 or 13% in fiscal 2008 as compared to fiscal 2007 in recognition of his performance as our Chief Financial Officer, and to bring his base salary more in line with the salaries of other chief financial officers in the companies surveyed by the independent consulting firm of Mercer Human Resources consulting, referred to as Mercer. The base salaries of our other named executive officers (Ronald J. Klosterman, our Chief Executive Officer, Donald D. Dreher, our Senior Vice President, and the President and Chief Executive Officer of DMI Furniture, Inc., James R. Richardson, our Senior Vice President of Sales and Marketing, and Thomas D. Burkart, our Senior Vice President Vehicle Seating) increased in fiscal 2008 as compared to fiscal 2007 based on annual merit increases in executive base salaries as follows:

Named Executive Officer	2008 Salary Increase ($)	2008 Salary Increase (%)

Ronald J. Klosterman	$24,000	6%
Donald D. Dreher	$12,000	3%
James R. Richardson	$9,000	3%
Thomas D. Burkart	$9,000	4%

          The Committee and we believe that the base salaries of the named executive officers for fiscal 2008 were at acceptable market rates as they were generally near the median of the base salary levels of comparable executives in the companies surveyed by Mercer.

          Annual Incentive — The purpose of our annual incentive program is to provide a direct monetary incentive to our executive officers to achieve company objectives for the year. For this reason, our annual incentive program is structured as an annual cash bonus tied to the achievement of corporate performance objectives during the year. Corresponding incentive award levels, expressed as a percentage of the executive’s salary ranging from 40% to 50%, also were based primarily on an individual’s responsibility level. If minimum performance levels are not met, no bonus award is made. After the completion of the year, the Committee ratifies cash bonuses as awarded based principally on the extent to which targets have been achieved. For fiscal year 2008, the Committee set performance objectives, which varied, for each executive based on the executive’s areas of responsibility. The Committee also reviewed our Chief Executive Officer’s recommendations on the appropriate performance objectives to use for each executive. The fiscal year 2008 performance objectives, including weighting for each objective, for our named executive officers were as follows:

•	60% consolidated net income, 20% consolidated net sales and 20% consolidated free cash flow for each of Ronald J. Klosterman and Timothy E. Hall;

•	20% consolidated net income, 20% consolidated free cash flow and 60% related to individual goals under his areas of responsibility for Donald D. Dreher;

•	20% consolidated net income, 10% consolidated free cash flow, and 70% related to individual goals under their respective areas of responsibility for James R. Richardson and Thomas D. Burkart.

          Under the terms of Mr. Dreher’s current employment agreement, he is entitled to an annual bonus of not less than $50,000, unless our subsidiary, DMI Furniture, Inc., reports a financial pre-tax loss (before this bonus) in which case no bonus shall be paid. The Committee has full discretion to increase awards earned under the annual incentive program. Annual cash bonuses made to named executive officers for fiscal year 2008 for achievement of performance objectives are reflected in the column titled “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table on page 11.

          Long-Term Incentives — Our long-term incentive compensation program involves the use of stock under two types of awards: long-term incentive awards tied to achievement of corporate performance goals and stock options. Both types of awards are intended to focus executives’ attention on the achievement of our long- term performance objectives to align the executive officers’ interests with those of shareholders. The level of award opportunities, as combined under both plans, are intended to be consistent with typical levels of comparable companies identified by the compensation consultant and reflect the Committee’s assessment of an individual’s level of responsibility and performance.

          Under the shareholder approved long-term management incentive plan that ended June 30, 2008, awards were given that allowed the executives the opportunity to earn shares of our common stock if the three-year average return on equity objectives is achieved. Two-thirds of any earned shares are subject to forfeiture provisions tied to the executive’s continued service with us. This provision is intended to enhance our ability to retain key executives and provide a long-term performance focus. None of our named executive officers earned shares under the long-term incentive compensation program for fiscal 2008.

          Under the 2007 Long-Term Management Incentive Compensation Plan, referred to as 2007 plan, approved by shareholders on December 10, 2007, different corporate performance measures may be used in the discretion of the Committee. As with annual incentives, various levels of performance goals and corresponding compensation amounts are established by the Committee at the beginning of each performance period taking into consideration the Chief Executive Officer’s recommendations. No awards are earned if a minimum level is not achieved. The Committee has discretion to adjust any awards earned under the 2007 plan.

          The Committee has selected our consolidated operating results for organic net sales growth and fully-diluted earnings per share, as defined in the 2007 plan, for the two-year transitional performance period beginning July 1, 2007 and ending on June 30, 2009, the three-year performance period beginning on July 1, 2007 and ending on June 30, 2010, and the three-year performance period beginning on July 1, 2008 and ending on June 30, 2011. These two performance measures were selected as being most relevant to reflecting our corporate performance at this time. In particular, we believe that our organic net sales growth measure is an indication of a growing and dynamic organization that reflects information presented in our strategic plan while our fully-diluted earnings per share measure is broadly accepted as a relevant measure of the overall quality of an investment in us and our performance. The Committee has also specified that payouts for awards earned under the 2008-2009, 2008-2010 and 2009-2011 performance periods will be 60% stock and 40% cash.

          Stock options, as awarded under shareholder-approved plans, give executives the opportunity to purchase our common stock for a term not to exceed ten years and at a price of no less than the closing sale price of our common stock on the date of grant. Executives benefit from stock options only to the extent stock price appreciates after the grant of the option. The Committee recognizes that each executive officer, rather than the Committee, decides whether or not to exercise an option at any given time. For this reason, the Committee’s decision to grant a stock option to an executive officer does not take into account any gains realized by the executive officer due to a decision to exercise a pre-existing option in any given year. Historically, stock options are immediately exercisable and have not been subject to vesting over time. Given this company tradition and the long tenure of our executives, the Committee has no current plans to impose a vesting schedule on future grants of stock options. The Committee has not repriced stock options or replaced stock options that are underwater in the past and does not intend to engage in either practice in the future. Stock options are granted at the Committee’s regularly scheduled meeting held in December of each year, based on recommendations from the Chief Executive Officer. Most Committee meetings are scheduled a year in advance. We make scheduling decisions for Committee meetings without regard to anticipated earnings or other major announcements. The

Committee will consider granting stock options to newly hired executives on a case-by-case basis. The aggregate grant date fair value of stock options granted to our named executive officers during fiscal year 2008 and 2007, computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123(R) (“FAS 123(R)”), is reflected in the column titled “Option Awards” in the Summary Compensation Table on page 11 and in the column titled “Grant Date Fair Value of Stock and Stock Option Awards” in the Grants of Plan-Based Award table on page 14.

          Employee Benefits — We offer core employee benefits on a non-discriminatory basis to all of our full-time employees, including our executives, in order to provide our workforce with a reasonable level of financial support in the event of illness, injury or retirement and to be competitive in the marketplace. These non-discriminatory benefits include:

•	medical coverages;

•	disability coverage;

•	paid sick leave;

•	life insurance;

•	paid vacation leave;

•	matching contribution paid to 401(k) savings plan; and

•	retirement plan contribution.

          The cost of both employee and post-employment benefits listed above is partially borne by each employee, including each executive officer.

          Post-Termination Benefits — Donald D. Dreher, our Senior Vice President, and President and Chief Executive Officer of DMI Furniture, Inc., has post-termination benefits under his employment agreement dated October 1, 2006, and amended June 27, 2008, which are described under “Executive Compensation – Potential Payments Upon Termination or Change-In-Control” below. We provided these benefits to Mr. Dreher as it was a condition to his agreement to continue employment with us. We do not provide any special termination or change-in-control benefits to our other executive officers.

          Nonqualified Deferred Compensation and Senior Officer Supplemental Retirement Plan Benefits — We offer a voluntary deferred compensation plan, and a senior officer supplemental retirement plan to our executive officers, other than Donald D. Dreher (who receives the benefits required by his employment agreement), to provide additional compensation to them on a post-employment basis. We believe these additional benefits motivate our executive officers to exert their best efforts in the performance of their jobs. See the discussions following the Summary Compensation Table on page 11 and the Nonqualified

Deferred Compensation table on page 17 for a description of our deferred compensation and retirement plan benefits offered to our executive officers.

          Perquisites — We offer the following perquisites to our executive officers:

•	car allowance or use of a company-provided car;

•	country club dues;

•	tax planning services;

•	supplemental health insurance; and

•	furniture program.

          These perquisites are provided to retain superior executives for key positions, to assist their business development efforts and to remain competitive in the marketplace. Mr. Dreher’s current employment agreement provides that we provide him with life insurance; health, disability and travel accident insurance consistent with DMI Furniture, Inc’s coverage; automobile allowance; reimbursement for certain medical care expenses; personal tax and financial planning expense allowance; and country club dues. The value of the perquisites provided to our named executive officers is set forth in the column titled “All other compensation” of the Summary Compensation Table on page 11.

          Tax and Accounting Implications — As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We believe that the compensation paid to our executive officers are generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers. For fiscal 2008, the current levels of compensation for our executive officers were less than the $1,000,000 level of non-deductibility.

Compensation Committee Report

          The Nominating and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the review and discussions with management with respect to the Compensation Discussion and Analysis, the Nominating and Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

          The foregoing report is provided by the following directors, who constitute the Nominating and Compensation Committee:

          Robert E. Deignan      Mary C. Bottie      Lynn J. Davis     Thomas E. Holloran      Eric S. Rangen
                   Chair

Summary Compensation Table

          The following table sets forth the cash and non-cash compensation for the last two fiscal years awarded to or earned by (i) each individual that served as our Chief Executive Officer during our fiscal year ended June 30, 2008, referred to as fiscal 2008; (ii) each individual that served as our Chief Financial Officer during fiscal 2008; and (iii) our three most highly compensated individuals who served as executive officers of Flexsteel other than our Chief Executive Officer and Chief Financial Officer at the end of fiscal 2008. The Chief Executive Officer, the Chief Financial Officer and the other executive officers named below are collectively referred to in this proxy statement as the named executive officers.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Option Awards ($)(1) (f)	Non-Equity Incentive Plan Compensation ($)(2) (g)	All Other Compensation ($) (i)		Total ($) (j)

Ronald J. Klosterman	2008	433,200	23,100	42,970	142,735	(3)	642,005
Chief Executive Officer	2007	409,200	30,450	95,530	155,651	(3)	690,831
Timothy E. Hall	2008	210,000	15,400	16,670	59,125	(3)	301,195
Chief Financial Officer	2007	186,000	20,300	35,370	62,380	(3)	304,050
Thomas D. Burkart	2008	259,200	15,400	10,290	83,416	(3)	368,306
Senior Vice President Vehicle Seating	2007	250,200	20,300	30,620	86,502	(3)	387,622
Donald D. Dreher	2008	366,300	15,400	—	37,368	(4)	419,068
President and Chief Executive Officer of DMI Furniture, Inc.	2007	354,300	20,300	50,000	21,200	(4)	445,800
James R. Richardson	2008	286,800	15,400	97,010	106,143	(3)	505,353
Senior Vice President Marketing	2007	277,800	20,300	61,260	99,463	(3)	458,823

(1)	The amounts shown represent the aggregate grant date fair value computed in accordance with FAS 123(R).

(2)	The amounts shown represent the amounts earned under our annual incentive program.

(3)

Includes for the named executive officer indicated amounts paid or accrued for the following perquisites and personal benefits: car allowance or company-provided car, tax planning services, country club dues, supplemental health insurance, furniture program, company retirement plan contributions and matching contributions to our 401(k) plan. The amount of our contribution to the senior officer supplemental retirement plan is included in the Nonqualified Deferred Compensation table on page 17 as the line titled “Supplemental Plan” in the column titled “Registrant Contributions in Last FY”.

(4)

Includes for the named executive officer indicated amounts paid for the following perquisites and personal benefits: car allowance or company-provided car, tax planning services, country club dues, and matching contributions to the Company’s 401(k) plan.

          We offer the following retirement plan benefits to our executive officers, other than Donald D. Dreher (who receives the benefits required by his employment agreement):

•

Retirement Savings Plans. We maintain the Flexsteel Industries, Inc. Salaried Employees Retirement and 401(k) Plan, referred to as the Retirement Plan, a qualified plan available generally to all salaried employees. The Retirement Plan provides that we can make discretionary contributions, on a non-discriminatory basis, under the Retirement Plan. There was no discretionary contribution during fiscal 2008. The Retirement Plan also provides for each participant to make elective contributions up to 50% of base salary and annual cash bonus (pay), subject to Internal Revenue Code limits, which are matched by us at 25% of the first 4% of pay contributed by the participant. In addition, the Retirement Plan requires that we contribute 4% of pay up to the Social Security base and 6% of pay in excess of the Social Security base on behalf of each participant in the plan. The amount of these matching contributions and other required company contributions is shown in the Summary Compensation Table in the column titled “All other compensation” on page 11.

•	Nonqualified Voluntary Deferred Compensation and Senior Officer Supplemental Retirement Plans.

Voluntary Deferred Compensation — We maintain the Flexsteel Industries, Inc. Voluntary Deferred Compensation Plan, referred to as the Voluntary Plan, which allows our executive officers the opportunity to voluntarily defer, based on annual elections, 10% to 30% of their base salary, 10% to 100% of annual incentive compensation and 33% to 100% of their long-term incentive compensation. We offer this opportunity to our executive officers to assist them in income tax and estate planning purposes. The executive officer may elect an earnings credit based on the prime interest rate effective on January 1 of each calendar year, the annual return of the S&P 500 Index as of the end of calendar year, or a combination of the two. Distributions are made upon the earliest of the participant’s death, disability, or the date which is six months after the date of the executive’s separation of service from the Company. The Voluntary Plan does not permit us to make contributions.

Senior Officer Supplemental Retirement Plan – We maintain supplemental retirement plans, collectively referred to as the Supplemental Plan, which provides for additional annual defined contributions toward retirement benefits to our senior executive officers. The additional contribution is stipulated in the executive’s individual agreements or in the document governing the arrangements. The combined annual contribution rate for fiscal 2008 for the named executive officers were as follows:

Name	Combined Rate of Contribution

Ronald J. Klosterman	20%
Timothy E. Hall	12%
Thomas D. Burkart	10%
Donald D. Dreher	—
James R. Richardson	17%

          Earnings are credited to the accumulated contributions based on the investment return of assets we designate for this obligation. The amount of the contribution for each named executive officer is reported in the Summary Compensation Table in the column titled “All other compensation”. Distributions begin when the executive attains age 65 and retires or in some cases when the executive terminates employment. Distributions are paid in installments or lump sums as elected by the executive. Under the Supplemental Plan our named executive officers are entitled to monthly payments of $5,000 until they reach or would have reached age 65 upon termination of employment due to death or disability.

Grants of Plan-Based Award

          The following table sets forth certain information relating to non-equity and equity incentive plan awards granted to our named executive officers during fiscal 2008. There is no way of knowing at this time what our actual performance will be or what the actual award payout will be under the non-equity and equity incentive plans.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)

Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

Ronald J. Klosterman	12/10/07							15,000	$12.35	$23,100
Annual Incentive Plan	6/01/08	$75,800	$216,600	$346,600
FY09-11 Long-Term Incentive Plan	6/01/08	39,480	112,844	180,568	5,264	15,045	24,074
Timothy E. Hall	12/10/07							10,000	$12.35	15,400
Annual Incentive Plan	6/01/08	29,400	84,000	134,400
FY09-11 Long-Term Incentive Plan	6/01/08	12,764	36,480	58,364	1,701	4,864	7,781
Thomas D. Burkart	12/10/07							10,000	$12.35	15,400
Annual Incentive Plan	6/01/08	36,300	103,700	165,900
FY09-11 Long-Term Incentive Plan	6/01/08	11,280	32,204	51,524	1,504	4,293	6,869
Donald D. Dreher	12/10/07							10,000	$12.35	15,400
Annual Incentive Plan	6/01/08	50,000	274,700	439,600
James R. Richardson	12/10/07							10,000	$12.35	15,400
Annual Incentive Plan	6/01/08	40,200	114,700	183,600
FY09-11 Long-Term Incentive Plan	6/01/08	12,480	35,640	57,044	1,664	4,752	7,605

          The following discussion is to provide an understanding of the information presented in the table above. For more detailed information see the Annual Incentive discussion on page 6 and the Long-term Incentives discussion on page 7.

          The percentage of compensation to be earned under the annual and long-term incentive plans are consistent with those offered historically by us with at target compensation of 40% of base salary, with the exception of Ronald J. Klosterman and Donald D. Dreher. Mr. Klosterman’s at target compensation percentage is 50% due to his position and responsibilities. Mr. Dreher’s employment agreement states that the at target percentage is 75% of base compensation. The at threshold compensation percentage is 14% of base compensation, with the exception of Mr. Klosterman whose at threshold percentage is 17.5% of base compensation due to the reasons listed above. Mr. Dreher’s minimum award is $50,000 per his employment agreement, unless our subsidiary DMI Furniture, Inc., reports a financial pre-tax loss (before this bonus) in which case no bonus shall be paid. The maximum percentage that can be achieved is 64% of base compensation, with the exception of Ronald J. Klosterman and Donald D. Dreher. Mr. Klosterman’s percentage is 80% of base compensation due to his position and Mr. Dreher’s percentage is 120% of base compensation per his employment agreement. The Nominating and Compensation Committee and management set the performance targets at the higher-end of our expected performance.

          The Grant Date Fair Value of Stock and Option Awards shown in the table above were determined in accordance with FAS 123(R) and are included in the Summary Compensation Table on page 11 in the column titled “Option Awards”.

Outstanding Equity Awards at Fiscal Year-End

          The following table sets forth certain information relating to equity awards outstanding at June 30, 2008 for each of our named executive officers.

	Option Awards(1)

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Option Exercise Price ($) (e)	Option Expiration Date (f)

Ronald J. Klosterman	15,000	12.35	12/10/2017
	15,000	12.65	12/11/2016
	12,000	14.40	12/13/2015
	12,000	16.49	12/04/2014
	12,000	19.21	11/25/2013
	10,750	15.925	12/09/2012
	7,500	13.25	11/02/2009
Timothy E. Hall	10,000	12.35	12/10/2017
	10,000	12.65	12/11/2016
	5,250	14.40	12/13/2015
	4,250	16.49	12/04/2014
	4,000	19.21	11/25/2013
	3,000	15.925	12/09/2012
Thomas D. Burkart	10,000	12.35	12/10/2017
	10,000	12.65	12/11/2016
	10,750	14.40	12/13/2015
	10,750	16.49	12/04/2014
	10,750	19.21	11/25/2013
	10,750	15.925	12/09/2012
Donald D. Dreher	10,000	12.35	12/10/2017
	10,000	12.65	12/11/2016
	10,750	14.40	12/13/2015
	10,000	16.49	12/04/2014
	8,000	19.21	11/25/2013
James R. Richardson	10,000	12.35	12/10/2017
	10,000	12.65	12/11/2016
	10,750	14.40	12/13/2015
	10,750	16.49	12/04/2014
	10,750	19.21	11/25/2013
	10,750	15.925	12/09/2012
	1,050	10.30	11/02/2011
	700	10.75	11/14/2010
	9,000	13.25	11/02/2009

(1)	All option awards are fully vested as of the date of grant.

Nonqualified Deferred Compensation

          The following information sets forth certain information relating to nonqualified deferred compensation as of June 30, 2008 for our named executive officers.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY(1) ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)

Ronald J. Klosterman
Supplemental Plan	NA	$105,682	$18,686	$0	$750,571
Voluntary Plan	$0	NA	$0	$0	$0
Timothy E. Hall
Supplemental Plan	NA	$28,824	$997	$0	$63,852
Voluntary Plan	$0	NA	$0	$0	$0
Thomas D. Burkart
Supplemental Plan	NA	$38,297	$24,116	$0	$835,525
Voluntary Plan	$0	NA	$0	$0	$0
Donald D. Dreher
Supplemental Plan	NA	NA	NA	NA	NA
Voluntary Plan	NA	NA	NA	NA	NA
James R. Richardson
Supplemental Plan	NA	$56,397	$23,776	$0	$873,360
Voluntary Plan	$0	NA	$10,857	$0	$218,704

(1)	These amounts are included in the column titled “All other compensation” of the Summary Compensation table on page 11.

          For a description of the Supplemental Plan and Voluntary Plan, see the discussion following the Summary Compensation table on page 11. We are not permitted to make contributions to the Voluntary Plan nor are our executives permitted to make contributions to the Supplemental Plan.

Potential Payments Upon Termination or Change-In-Control

          Donald D. Dreher, our Senior Vice President, and President and Chief Executive Officer of DMI Furniture, Inc., is the only named executive officer entitled to receive post-termination benefits upon termination of employment as provided under his employment agreement described below. None of our named executive officers are entitled to change-in-control benefits. Our named executive officers are entitled to monthly payments of $5,000 until they reach or would have reached age 65 upon termination of employment due to death or disability. Other than the foregoing, our named executive officers do not receive any benefits or payments upon termination of employment with the Company.

          Employment Agreement for Donald D. Dreher. On October 1, 2006, we entered into an employment agreement with Donald D. Dreher, a Senior Vice President of Flexsteel and Chief Executive Officer and President of DMI Furniture, Inc. and on June 27, 2008, we entered into an amendment to the employment agreement extending the term of the agreement from December 31, 2009 to September 30, 2012, unless terminated prior to that time as provided in the employment agreement. We have the right to terminate the employment agreement upon 30 days advance notice without cause and can terminate the employment agreement for cause (as defined in the employment agreement) upon 120 days advance notice. Under the terms of the employment agreement, Mr. Dreher is entitled to a base annual salary of $366,300 and an annual bonus, subject to achieving annual performance levels established by our Board, of not less than $50,000, unless our subsidiary, DMI Furniture, Inc., reports a financial pre-tax loss (before this bonus) in which case no bonus shall be paid. Mr. Dreher’s employment agreement also provides that we provide him with life insurance; health, disability and travel accident insurance consistent with DMI Furniture, Inc’s coverage; automobile allowance; reimbursement for certain medical care expenses; personal tax and financial planning expense allowance; and country club dues. If Mr. Dreher becomes disabled, his fringe benefits continue through December 31, 2009. If the employment agreement is terminated without cause prior to September 30, 2012, Mr. Dreher is entitled to payment in one lump sum of the balance of his base salary through September 30, 2012 so long as he agrees to comply with the noncompete provisions of the employment agreement. The employment agreement also contains a 24-month post-termination noncompete provision and non-solicitation and confidentiality provisions. Assuming Mr. Dreher was terminated without cause effective June 30, 2008, he would have been entitled to an estimated lump sum cash severance payment in the aggregate amount of approximately $1,557,000. If he had been terminated due to disability effective June 30, 2008, Mr. Dreher would have been entitled to the continuation of all of his fringe benefits through December 31, 2009 with an estimated present value of approximately $40,000. The foregoing amounts are estimates of the amounts that would have been paid out to Mr. Dreher upon his termination of employment. The actual amounts to be paid out can only be determined at the time Mr. Dreher in fact terminates employment with us.

DIRECTOR COMPENSATION

          The following table sets forth the cash and non-cash compensation for fiscal 2008 awarded to or earned by each of our directors who is not also a named executive officer.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)

L. Bruce Boylen	$46,800	$4,075	$50,875
Mary C. Bottie	39,600	4,075	43,675
Lynn J. Davis	39,600	4,075	43,675
Robert E. Deignan	40,400	4,075	44,475
Thomas E. Holloran(3)	40,400	4,075	44,475
Eric S. Rangen	39,600	4,075	43,675

(1)

Each Director who is not an employee of the Company is paid a retainer at the rate of $12,000 per year. In addition, each is paid a fee of $3,000 for each Board meeting each attends. The Chairman of the Board is paid a retainer of $20,800 per year and a fee of $5,200 for each Board meeting attended. For attending a committee meeting or a meeting of independent directors each is paid a fee of $1,300. The Chairman of each Committee is paid $1,500 for each meeting attended. We pay no additional remuneration to our employees who are Directors.

(2)

The amounts shown represent the aggregate grant date fair value computed in accordance with FAS 123(R). Each Director who is not employed by us receives on the first business day after each annual meeting a non-discretionary, non-qualified stock option grant for 2,500 shares valued at fair market value on the date of grant, exercisable for 10 years. Each person who becomes for the first time a non-employee member of the Board, including by reason of election, appointment or lapse of three (3) years since employment by us, will receive an immediate one-time option grant for 2,500 shares.

(3)

We have a long-standing agreement with Thomas E. Holloran pursuant to which we will pay to him, or his beneficiaries, $20,000 after he ceases to be a Director as additional compensation in recognition of Director services rendered.

CORPORATE GOVERNANCE

Board of Directors

          Our Board of Directors is currently comprised of the ten members identified under Proposal 1 (Election of Directors). During the fiscal year ended June 30, 2008, four meetings of the Board were held. All of the directors of the Company attended no less than 75% of the meetings of the Board and the committees on which they served. The Company does not have a formal policy regarding attendance by Board members at the Company’s annual meetings, but the Board encourages all its members to attend the annual meeting of shareholders. Seven members of the Board of Directors attended the prior year’s annual meeting.

          The Board has determined that the following directors, which constitute a majority of the Board of Directors, are independent directors as defined by The Nasdaq Stock Market LLC listing standards: Mary C. Bottie, L. Bruce Boylen, Lynn J. Davis, Robert E. Deignan, Thomas E. Holloran and Eric S. Rangen. The independent directors meet periodically in executive session without the Chief Executive Officer or other management directors present. The Chairman of the Audit and Ethics Committee presides at these meetings.

Ability of Shareholders to Communicate with the Board of Directors

          The Board has provided the means by which shareholders may send communications to the Board or to individual members of the Board. Such communications, whether by letter, email or telephone should be directed to the Secretary of the Company who will forward them to the intended recipients. However, unsolicited advertisements or invitations to conferences or promotional material, in the discretion of the Secretary, may not be forwarded to the directors.

Committees of the Board

          Our Board of Directors has established two standing committees of the Board. The names of the committees and the principal duties are as follows:

          Audit and Ethics Committee — Confers with the independent registered public accounting firm on various matters, including the scope and results of the audit; authorizes special reviews or audits; reviews internal auditing procedures and the adequacy of internal controls; and reviews policies and practices respecting compliance with laws, conflicts of interest and ethical standards of the Company. The Committee held eight meetings during the fiscal year ended June 30, 2008. The Committee members are Thomas E. Holloran, Mary C. Bottie, Lynn J. Davis, Robert E. Deignan and Eric S. Rangen. The Board has adopted a written charter for the Audit and Ethics Committee. The Board believes all Audit and Ethics Committee members are independent as defined by The Nasdaq Stock Market LLC listing standards. The Board has determined that two members of the Audit and Ethics Committee qualify as “audit committee financial experts” within the meaning of the Securities Exchange Act of 1934, as amended, referred to as the 1934 Act, and have designated Eric S. Rangen and Lynn J. Davis as the audit committee financial experts.

          Nominating and Compensation Committee — Makes recommendations regarding Board compensation; reviews performance and compensation of all executive officers; determines stock option grants; advises regarding employee benefit plans; reviews timely proposed nominations received from any source including nominations by shareholders and makes recommendations to the Board regarding all director nominees; and develops and maintains succession planning policies and criteria for senior executives and Board members.

          The Board has adopted a written charter for the Nominating and Compensation Committee. The Board believes all Nominating and Compensation Committee members are independent as defined by The Nasdaq Stock Market LLC listing standards. The Committee held four meetings during the fiscal year ended June 30, 2008. The Committee members are Robert E. Deignan, Mary C. Bottie, Lynn J. Davis, Thomas E. Holloran and Eric S. Rangen.

          Executive Compensation Objectives — The fundamental objective of our executive compensation program is to support the achievement of our business objectives while creating shareholder value. We and the Nominating and Compensation Committee believe that executive compensation policy and practice should be designed to achieve the following objectives:

•	Align the executives’ interest with our shareholders by providing a significant portion of compensation in our common stock.

•	Provide an incentive to executives to improve our financial performance by tying a meaningful portion of compensation to the achievement of corporate financial objectives.

•

Enable us to attract and retain key executives whose skills and capabilities are needed for our continued growth and success by offering competitive total compensation opportunities and providing attractive career opportunities.

          Competitive Positioning; Compensation Consultant — The Nominating and Compensation Committee typically reviews executive compensation levels on an annual basis to ensure that we will be able to attract and retain the caliber of executives needed to run our business and that pay for executives is reasonable and appropriate relative to market practice. In making these evaluations, the Nominating and Compensation Committee annually reviews the result of surveys complied by our Chief Financial Officer of executive salary and annual bonus levels among durable goods manufacturers of comparable size, including Bassett Furniture Inc., Chromcraft Revington Inc., Ethan Allen Interiors, Hooker Furniture Corp., Interface Inc., Kimball International and Stanley Furniture, Inc. The Committee periodically completes an in-depth analysis of salary, annual bonus, and long-term incentive opportunities among specific competitors assisted by an independent compensation consulting firm. The surveyed companies are included in the Household Furniture Index used as the peer group for purposes of our stock performance graph. The most recent survey was completed for the Nominating and Compensation Committee in fiscal 2006 with the assistance of the independent consulting firm of Mercer Human Resources Consulting, referred to as Mercer. Mercer was engaged by the Nominating and Compensation Committee. In addition, the Nominating and Compensation Committee worked with Mercer to develop the 2007 plan during fiscal 2007. While the pay of an individual executive may vary, our policy is to target aggregate compensation for executive officers at average competitive levels, provided there is commensurate performance by the executive.

          Role of Executives in Establishing Compensation — Our Chief Executive Officer plays an integral role in recommending compensation for executive officers. Our Chief Executive Officer participates in Nominating and Compensation Committee meetings to provide background information on our business, financial and operational objectives, and his evaluation of, and compensation recommendations for, the executive officers in light of their contributions to achieving our business, financial and operational objectives. Our Chief Executive Officer annually reviews the performance of each executive officer. The conclusions reached and compensation recommendations based on these reviews, including salary adjustments, cash bonuses and long-term performance-based compensation, are presented to the Nominating and Compensation Committee. Nominating and Compensation Committee members also develop their own opinions on the annual performance of our named executive officers based on their interactions with them at quarterly Board meetings. The Nominating and Compensation Committee has the discretion to modify any of the Chief Executive Officer’s recommendations. As required by the listing standards of The NASDAQ Stock Market LLC, our Chief Executive Officer does not participate in deliberations concerning, or vote on, the compensation arrangements for himself.

          Stock Option Granting Policy — The Nominating and Compensation Committee has formalized its stock option granting practices by adopting a policy for the grant of stock options. The policy reflects the Nominating and Compensation Committee’s long-standing approach to stock option grants described above. In addition, the policy provides, among other things, that all grants of stock options must be approved by the Nominating and Compensation Committee at in person or telephonic meetings generally on an annual basis; stock options may not be granted to a current director, officer or employee during any quarterly or other blackout period as defined in our insider trading policy; the grant date for each option will be the date of the Nominating and Compensation Committee meeting at which action was taken to approve the stock option; the exercise price for the stock option will be equal to the last sale price per share of our common stock as reported on The Nasdaq Stock Market LLC on the grant date; specifies procedures for granting stock options to newly hired executives; and that any program, plan or practice to time or select the grant dates of stock options in coordination with the release by us of material non-public information is prohibited.

          Nomination Matters — The Nominating and Compensation Committee will consider each candidate’s general business and industry experience, his or her ability to act on behalf of shareholders, overall Board diversity, potential concerns regarding independence or conflicts of interest and other factors relevant in evaluating Board nominees. If the Nominating and Compensation Committee approves a candidate for further review following an initial screening, the Nominating and Compensation Committee will establish an interview process for the candidate. Generally, the candidate will meet with the members of the Nominating and Compensation Committee, along with our Chief Executive Officer. Contemporaneously with the interview process, the Nominating and Compensation Committee will conduct a comprehensive conflicts-of-interest assessment of the candidate. The Nominating and Compensation Committee will consider reports of the interviews and the conflicts-of-interest assessment to determine whether to recommend the candidate to the full Board of Directors. The Nominating and Compensation Committee will also take into consideration the candidate’s personal attributes, including, without limitation, personal integrity, loyalty to us and concern for our success and welfare, willingness to apply sound and independent business judgment, awareness of a director’s vital part in good corporate citizenship and image, time available for meetings and consultation on Company matters and willingness to assume broad, fiduciary responsibility.

          Recommendations for candidates to be considered for election to the Board at our annual shareholder meetings may be submitted to the Nominating and Compensation Committee by our shareholders. Candidates recommended by our shareholders will be considered under the same standards as candidates that are identified by the Nominating and Compensation Committee. Nominations by shareholders to be made at the annual meeting but not to be included in our proxy statement must be received by the Secretary of the Company at least 18 days before the annual meeting and set forth nominee information as required by the Company’s 1983 Restated Articles of Incorporation, as amended, which are available upon request to the Secretary of the Company. To enable the committee to evaluate the candidate’s qualifications, shareholder recommendations must include the following information:

•	The name, age, business address and, if known, residence address of each nominee proposed in such notice;

•	The principal occupation or employment of each such nominee; and

•	The number of shares of stock of the Company, which are beneficially owned by each such nominee.

          Committee Charters — Subject to applicable law and regulatory requirements, the Board may establish additional or different committees from time to time. The charters of the Audit and Ethics Committee and Nominating and Compensation Committee are available at www.flexsteel.com. The charter of the Audit and Ethics Committee was attached to our proxy statement for the 2006 annual meeting of shareholders as Appendix A. The Audit and Ethics Committee charter was adopted by the Board on December 7, 2003 and was most recently re-approved by the Audit and Ethics Committee on June 2, 2008. The Nominating and Compensation Committee charter was initially adopted by the Board on September 13, 2004 and was most recently amended and restated by the Board on June 2, 2008. The charter of the Nominating and Compensation Committee is attached to this proxy statement as Appendix A.

Audit and Ethics Committee Report

          The Audit and Ethics Committee has reviewed and discussed the audited financial statements with management. The Audit and Ethics Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statements on Auditing Standards (SAS) No. 61 and 90 “Communication with Audit Committees”, as amended, as adopted by the Public Company Accounting Oversight Board, referred to as the PCAOB in Rule 3200T. The Audit and Ethics Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with

Audit Committee,” as adopted by the PCAOB in Rule 3200T, as may be modified or supplemented, and has discussed with Deloitte & Touche LLP, the firm’s independence. Based on the review and discussions referred to above in this report, the Audit and Ethics Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

          This report has been prepared by members of the Audit and Ethics Committee. Members of this Committee are:

Thomas E. Holloran      Mary C. Bottie     Lynn J. Davis      Robert E. Deignan      Eric S. Rangen
            Chair

Compensation Committee Interlocks and Insider Participation

          The current members of the Company’s Nominating and Compensation Committee are Robert E. Deignan, Chairman, Mary C. Bottie, Lynn J. Davis, Thomas E. Holloran and Eric S. Rangen, none of whom is, or has been, an officer or employee of the Company. No executive officer of the Company served as a director of another entity that had an executive officer serving on the Company’s compensation committee. No executive officer of the Company served as a member of the compensation committee of another entity which had an executive officer who served as a director of the Company.

Code of Ethics

          The Company has had a written code of ethics titled Guidelines for Business Conduct for many years. The code of ethics applies to the Company’s directors and employees including the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. The code of ethics includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the code of ethics. The code of ethics is available on the Company’s website at www.flexsteel.com. The Company intends to post any amendments to or waivers of its code of ethics (to the extent applicable to the Company’s Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer) at this location on its website.

OWNERSHIP OF STOCK BY
DIRECTORS AND EXECUTIVE OFFICERS

          The table below sets forth the shares of the Company’s common stock beneficially owned by the Company’s directors, the named executive officers, and by all directors and executive officers as a group as of September 30, 2008. Unless otherwise indicated, to the best knowledge of the Company, all persons named in the table have sole voting and investment power with respect to the shares shown.

Name	Title	Amount of Common Stock Beneficially Owned(1)(2)		Percent of Common Stock Outstanding(6)

Jeffrey T. Bertsch	Senior Vice President Corporate Services, Director	365,154	(3)(5)	5.5%
Mary C. Bottie	Director	12,600		0.2%
L. Bruce Boylen	Chairman of the Board of Directors	16,500		0.3%
Patrick M. Crahan	Senior Vice President Commercial Seating, Director	181,259	(5)	2.7%
Lynn J. Davis	Director	20,000		0.3%
Robert E. Deignan	Director	18,000		0.3%
Thomas E. Holloran	Director	29,680		0.5%
Ronald J. Klosterman	Chief Executive Officer and President, Director	157,137		2.4%
Eric S. Rangen	Director	17,500		0.3%
James R. Richardson	Senior Vice President Sales and Marketing, Director	445,131	(4)(5)	6.7%
Thomas D. Burkart	Senior Vice President Vehicle Seating	132,961		2.0%
Donald D. Dreher	Senior Vice President, President and Chief Executive Officer DMI Furniture, Inc.	49,750		0.8%
Timothy E. Hall	Chief Financial Officer, Vice President-Finance, Secretary	44,195		0.7%
All Directors and Executive Officers as a Group (14)		1,583,301		22.1%

(1)	Includes the following number of shares which may be acquired by exercise of stock options: J.T. Bertsch – 72,000; M.C. Bottie – 12,500; L.B. Boylen – 16,500; P.M. Crahan – 63,000;

L.J. Davis – 12,500; R.E. Deignan – 15,000; T.E. Holloran – 19,000; R. J. Klosterman – 84,250; E.S. Rangen – 17,000; J.R. Richardson – 73,750; T.D. Burkart – 63,000; D.D. Dreher – 48,750; T.E. Hall – 36,500.

(2)	Includes shares, if any, owned beneficially by their respective spouses.

(3)

Does not include 188,238 shares held in irrevocable trusts for which trusts American Trust & Savings Bank serves as sole trustee. Under the Terms of Trust, J. T. Bertsch has a possible contingent interest in each trust. J. T. Bertsch disclaims beneficial ownership in the shares held by each such trust.

(4)

Includes 175,876 shares held in the Irrevocable Arthur D. Richardson Trust for which J.R. Richardson serves as co-trustee and over which shares J.R. Richardson has the rights of voting and disposition.

(5)

Includes the following number of shares deferred pursuant to election to participate in the Company’s Voluntary Deferred Compensation Plan: J.T. Bertsch – 9,769; P.M. Crahan – 12,049; J.R. Richardson – 15,049.

(6)

Shares of the Company’s common stock not outstanding but deemed beneficially owned because the respective person or group has the right to acquire the shares as of September 30, 2008, or within 60 days of such date, are treated as outstanding for purposes of calculating the percentage of common stock outstanding for such person or group.

OWNERSHIP OF STOCK BY
CERTAIN BENEFICIAL OWNERS

          To the best knowledge of the Company, no person owns beneficially 5% or more of the outstanding common stock of the Company as of September 30, 2008 except as is set forth below.

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned(1)		Percent of Class(4)

Jeffrey T. Bertsch, P.O. Box 877, Dubuque, IA 52004	365,154	(2)	5.5%
James R. Richardson, P.O. Box 877, Dubuque, IA 52004	445,131	(3)	6.7%
Dimensional Fund Advisors, Inc., 1299 Ocean Avenue, Santa Monica, CA 90401	490,868		7.5%
Towle & Co., 1610 Des Peres Road, Suite 250, St. Louis, MO 63131	351,853		5.4%

(1)

To the best knowledge of the Company, no beneficial owner named above has the right to acquire beneficial ownership in additional shares, except as disclosed in footnotes (1) and (5) of Ownership of Stock by Directors and Executive Officers.

(2)	Does not include 188,238 shares held in irrevocable trusts as disclosed in footnote (3) of Ownership of Stock by Directors and Executive Officers.

(3)

Includes 175,876 shares held in the Irrevocable Arthur D. Richardson Trust for which J.R. Richardson serves as co-trustee and over which shares J.R. Richardson has the rights of voting and disposition.

(4)

Shares of the Company’s common stock not outstanding but deemed beneficially owned because the respective person or group has the right to acquire the shares as of September 30, 2008, or within 60 days of such date, are treated as outstanding for purposes of calculating the percentage of common stock outstanding for such person or group.

EXECUTIVE OFFICERS

          The executive officers of the Company, their ages, positions (in each case as of June 30, 2008), and the month and year they were first elected or appointed an officer of the Company, are as follows:

Name (age)	Position (date first became officer)

Ronald J. Klosterman (60)	Chief Executive Officer and President (June 1989)

James R. Richardson (64)	Senior Vice President of Residential Sales and Marketing (November 1979)

Thomas D. Burkart (65)	Senior Vice President of Vehicle Seating (February 1984)

Patrick M. Crahan (60)	Senior Vice President of Commercial Seating (June 1989)

Jeffrey T. Bertsch (53)	Senior Vice President of Corporate Services (June 1989)

Donald D. Dreher (59)	Senior Vice President, and President & CEO of DMI Furniture, Inc. (December 2004)

James E. Gilbertson (58)	Vice President of Vehicle Seating (June 1989)

Timothy E. Hall (50)	Vice President-Finance, Chief Financial Officer & Secretary (December 2000)

          Each executive officer has held the same office or an executive or management position with the Company for at least five years except (a) Mr. Klosterman who was named Chief Executive Officer in December 2006, (b) Mr. Dreher who has served as President and CEO of DMI Furniture, Inc. from 1986 to present and (c) Mr. Hall who was named Chief Financial Officer in June 2005.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          Deloitte & Touche LLP served as the Company’s independent registered public accounting firm for the fiscal year ended June 30, 2008. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will be available to respond to appropriate questions from shareholders. They will also have an opportunity to make a statement at the annual meeting if they desire to do so.

Pre-Approval of Audit and Non-Audit Services

          The Audit and Ethics Committee’s policy is to preapprove both the type of audit and non-audit services to be provided by Deloitte & Touche LLP and the estimated fees related to these services. Professional services provided during the fiscal year ended June 30, 2008 were reviewed by the Audit and Ethics Committee and the possible effect on the firm’s independence was considered. The Audit and Ethics Committee has considered and found the provision of services for non-audit services compatible with maintaining Deloitte & Touche LLP’s independence.

Audit and Non-Audit Fees

          The following table presents fees for professional audit and other services rendered by Deloitte & Touche LLP during the last two fiscal years.

	2008	2007

Audit Fees – Professional fees and expenses for audit of financial statements and internal control over financial reporting services billed in fiscal 2008 and 2007 consisted of (i) audit of the Company’s annual consolidated financial statements; (ii) reviews of the Company’s quarterly consolidated financial statements; (iii) consents and other services related to Securities and Exchange Commission matters; and (iv) consultations on financial accounting and reporting matters arising during the course of the audit and reviews.	$616,000	$409,000

Audit Related Fees – Professional fees and expenses for audit-related services rendered in fiscal 2008 and 2007 consisted of (i) $5,000 and $19,000 in fiscal 2008 and 2007, respectively, for other SEC-related matters; and (ii) employee benefit plan audits, $38,000 and $31,000, respectively.	$43,000	$50,000

Tax Fees – Professional fees and expenses for tax services billed in fiscal 2008 consisted of tax planning and advice services totaling $22,000 and consisted of tax advice related to general tax planning matters.	$22,000	—

All Other Fees – No other professional services were provided during fiscal 2008 and 2007.	—	—

EQUITY COMPENSATION PLAN INFORMATION

          The following table summarizes information as of June 30, 2008 about the Company’s equity compensation plans, including the Company’s stock option plans and management incentive plan. All of these plans have been approved by shareholders.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	892,984	$15.05	451,107
Equity compensation plans not approved by security holders	—		—

Total	892,984	$15.05	451,107

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Management Directors’ Interests in Financial Institutions

          Jeffrey T. Bertsch, an executive officer and director of the Company, is a director of American Trust and Savings Bank where the Company maintains a $4.0 million line of credit, cumulative letter of credit facilities of $5.1 million and where its routine daily banking transactions are processed. The Company receives no special services or pricing on the services performed by this bank due to the directorship of Mr. Bertsch. At June 30, 2008, $1.1 million was outstanding on the line of credit at the prime rate minus 1%. It is expected that the Company’s relationship with this bank will continue in the future.

Review and Approval of Related Party Transactions

Policy

          The Audit and Ethics Committee is responsible for reviewing and approving (with the concurrence of a majority of the disinterested members of the Board of Directors) any related party and affiliated party transactions as provided in the Audit and Ethics Committee

Charter adopted by the Board of Directors of the Company on December 7, 2003. In addition, Section 4350(h) of the rules of The Nasdaq Stock Market LLC provide that all related party transactions must be reviewed for conflicts of interest by the Audit and Ethics Committee. In accordance with written policies adopted by the Audit and Ethics Committee, the following transactions must be presented to the Audit and Ethics Committee for its review and approval:

1.

Any transaction in which (i) the amount involved exceeds $120,000, (ii) the Company was or is to be a participant (within the meaning of Regulation S-K, Item 404(a)), and (iii) a related person (as defined in Regulation S-K, Item 404(a)) has or will have a direct or indirect material interest (within the meaning of Regulation S-K, Item 404(a)).

2.

Any contract or other transaction between the Company and one or more directors of the Company, or between the Company and an organization in or of which one or more directors of the Company are directors, officers, or legal representatives or have a material financial interest within the meaning of Minnesota Statutes, Section 302A.255.

Procedure

          In addition to the Company’s Board of Directors complying with the requirements of Minnesota Statutes, Section 302A.255 with respect to any proposed transaction with a potential director’s conflict of interest, all proposed transactions covered by the policy must be approved in advance by a majority of the members of the Audit and Ethics Committee. If a proposed transaction covered by the policy involves a member of the Audit and Ethics Committee, such member may not participate in the Audit and Ethics Committee’s deliberations concerning, or vote on, such proposed transaction.

          Prior to approving any proposed transaction covered by the policy, the following information concerning the proposed transaction will be fully disclosed to the Audit and Ethics Committee:

1.	The names of all parties and participants involved in the proposed transaction, including the relationship of all such parties and participants to the Company and any of its subsidiaries.

2.	The basis on which the related person is deemed to be a related person within the meaning of Regulation S-K, Item 404(a), if applicable.

3.	The material facts and terms of the proposed transaction.

4.	The material facts as to the interest of the related person in the proposed transaction.

5.	Any other information that the Audit and Ethics Committee requests concerning the proposed transaction.

          The Audit and Ethics Committee may require that all or any part of such information be provided to it in writing.

          The Audit and Ethics Committee may approve only those transactions covered by the policy that a majority of the members of the Audit and Ethics Committee in good faith determine to be (i) fair and reasonable to the Company, (ii) on terms no less favorable than could be obtained by the Company if the proposed transaction did not involve a director or the related person, as the case may be, and (iii) in the best interests of the Company.

PROPOSALS BY SHAREHOLDERS

          Shareholders wishing to have a proposal considered for inclusion in the Company’s proxy statement for the 2009 annual meeting must submit the proposal in writing and direct it to the Secretary of the Company at the address shown in this proxy statement. The Company must receive it no later than July 3, 2009. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the SEC under the 1934 Act. It is suggested the proposal be submitted by certified mail, return receipt requested. Shareholders who intend to present a proposal at the 2009 annual meeting without including such proposal in the Company’s proxy statement must provide the Company notice of such proposal no later than September 17, 2009. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

          Based on the Section 16(a) forms furnished to us and other information, we believe that all officers, directors and greater than ten percent shareholders met all applicable filing requirements under Section 16(a) during fiscal 2008.

OTHER MATTERS

          The percentage total number of the outstanding shares represented at each of the last three years shareholders’ annual meetings was as follows: 2005 – 85.0%; 2006 - 86.6%; 2007 – 95.6%.

          Upon written request the Company will provide, without charge, a copy of its annual report on Form 10-K without certain exhibits for the year ended June 30, 2008. Requests should be directed to the Secretary of the Company at P.O. Box 877, Dubuque, Iowa 52004-0877.

          The Board does not know of any other matter which may come before the meeting. However, should any other matter properly come before the meeting, the persons named in the proxy card will vote in accordance with their judgment upon such matters unless a contrary direction is indicated by lining or crossing out the authority on the proxy card.

          If any matters properly come before the 2009 annual meeting, but the Company did not receive notice of it prior to September 17, 2009, the persons named in our proxy card for that annual meeting will have the discretion to vote the proxies on such matters in accordance with their best judgment.

          Shareholders are urged to vote, date, sign and return the proxy card in the enclosed envelope to which no postage need be affixed if mailed in the United States. Prompt response is helpful and your cooperation will be appreciated.

BY ORDER OF THE BOARD OF DIRECTORS

TIMOTHY E. HALL
Secretary

Dated:	October 28, 2008
Dubuque, Iowa

APPENDIX A

FLEXSTEEL INDUSTRIES, INC.
AMENDED AND RESTATED
NOMINATING AND COMPENSATION COMMITTEE CHARTER

PURPOSE

          The Nominating and Compensation Committee (the “Committee”) is established by and amongst the Board of Directors (“Board” or “Board of Directors”) of Flexsteel Industries, Inc. (the “Company”) for the primary purpose of assisting the Board in the oversight of:

•	identifying individuals qualified to become Board members;

•	recommending director nominees for election at the next annual meeting of shareholders;

•	evaluating executive officer compensation plans, policies and programs;

•	review benefit plans for the Company’s officers and employees; and

•	providing an annual report on executive compensation for inclusion in the Company’s proxy statement.

          The Committee has the authority to retain search firms, other advisors and legal counsel, as the Committee shall deem appropriate in identifying director candidates.

          The Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as deemed appropriate to perform its duties and responsibilities.

          The Committee has the authority to retain compensation consultants as the Committee may deem appropriate to assist in the evaluation of the compensation and benefits of the Company’s CEO and other officers.

          The Committee will have the authority to approve the fees and other retention terms of any search firm, compensation consultant or other outside advisor, including legal and accounting advisors (collectively, the “Advisors”), retained by the Committee. The Company will provide appropriate funding, as determined by the Committee, for payment of fees and costs to any Advisors hired by the Committee.

          The Committee will primarily fulfill its responsibilities by carrying out the activities enumerated in this Charter. The Committee will report regularly to the Board of Directors regarding the execution of its duties and responsibilities.

COMPOSITION AND MEETINGS

          The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors (as defined by all applicable rules and regulations), and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. Committee members will serve until their resignation, retirement, removal by the Board or until their successors are duly appointed and qualified. Committee members may be removed by the Board in its sole discretion for any reason or no reason. The Board may fill any vacancy on the Committee. The chair of the Committee will be designated by the full Board or, if it does not do so, the Committee members will elect a chair by the affirmative vote of a majority of the Committee’s members. The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate, provided that the subcommittees are composed entirely of independent directors as provided above.

          The Committee shall meet at least two times annually, or more frequently as determined by the Committee or the Board. The chair of the Committee will preside at each meeting and, in consultation with the other members of the Committee, will set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The Committee will prepare minutes of each meeting, which will be provided to all Committee members and the full Board at the next regularly scheduled meeting of the Committee or the Board, as applicable. In addition, the Committee will make regular reports to the Board and will propose any necessary action to the Board. The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meetings of the Committee to provide such pertinent information as the Committee may request.

RESPONSIBILITIES AND DUTIES

          To fulfill its responsibilities and duties, the Committee shall:

A.	Nominations

1.	Review the qualification of candidates for director identified by the Committee or suggested by Board members, stockholders, management and others.

	2.	Consider the performance of incumbent directors and other relevant factors in determining whether to nominate directors for re-election.

	3.	Recommend to the Board a slate of nominees for election or re-election to the Board at each annual meeting of shareholders.

	4.	Recommend to the Board candidates to be appointed or elected to the Board as necessary to fill vacancies.

B.	Compensation

	1.	Review and approve corporate goals and objectives, relevant to CEO and other executive officers’ compensation; including annual performance objectives.

2.

Review and approve all compensation arrangements between the Company and its named executive officers. The Company’s CEO may be present at the meeting deliberations on these matters, but is not allowed to vote on these matters.

3.

Evaluate the performance of the CEO and other executive officers against the corporate goals and objectives and determine appropriate compensation levels for the CEO based on such evaluations. The Company’s CEO may not be present during deliberations or votes on these matters.

4.

Periodically review the executive compensation programs and make recommendations to the Board of Directors with respect to new or modified plans, including incentive compensation and equity-based compensation.

	5.	Review, approve and administer all equity based compensation plans and grant stock awards or stock options under such plans.

	6.	Review and approve benefit plans of the Company’s executives, other officers and other employees.

7.

Prepare and publish an annual compensation committee report for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and The NASDAQ Stock Market, LLC (“NASDAQ”) and any other report or disclosure required to be prepared by the Committee pursuant to the rules of the SEC and NASDAQ for inclusion in the Company’s annual shareholder meeting proxy statement or other SEC filing.

8.

Review and discuss the Compensation Discussion and Analysis required by SEC rules for inclusion in the Company’s annual shareholder meeting proxy statement, Annual Report on Form 10-K or information statement, as the case may be, and based on such review and discussion determine whether or not to recommend to the Board that such Compensation Discussion and Analysis be included in such filing.

	9.	Review the adequacy of this Charter on an annual basis and recommend any proposed changes to the Board for approval.

C.	Succession Planning

	1.	Develop and maintain succession planning policies and criteria for the CEO and the Company’s senior executives, and confer periodically with the Board of Directors on succession planning.

	2.	Make recommendations to the Board of Directors regarding succession planning in the event of an emergency or the retirement of the CEO or the Company’s senior executives.

	3.	Establish and maintain specific criteria for successors for the CEO and the Company’s senior executives.

	4.	Review and make recommendations to the Board of Directors regarding internal candidates for eventual promotions to executive positions.

	5.	Develop and maintain succession planning policies and criteria for members of the Board of Directors, and confer periodically with the Board of Directors on succession planning.

          The Committee shall perform any other activities consistent with this Charter, the Company’s by-laws and governing law, as the Committee or the Board deems necessary or appropriate.

Date Adopted:	June 2, 2008

By:	/s/ Robert E. Deignan

FLEXSTEEL INDUSTRIES, INC.
Chairman – Nominating and
Compensation Committee

Notice of 2008
Annual Meeting
and
Proxy Statement

FLEXSTEEL INDUSTRIES, INC.	THIS PROXY IS SOLICITED ON BEHALF OF THE
P.O. BOX 877	BOARD OF DIRECTORS FOR THE ANNUAL MEETING
DUBUQUE, IA 52004-0877	OF STOCKHOLDERS TO BE HELD DECEMBER 8, 2008

          The undersigned, a shareholder of Flexsteel Industries, Inc., hereby appoints Timothy E. Hall and Eric S. Rangen, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the same number of shares which the undersigned is then entitled to vote at the Annual Meeting of the Shareholders of Flexsteel Industries, Inc., to be held on Monday, December 8, 2008 at 2:00 P.M. at the Hilton Minneapolis, 1001 Marquette Avenue, Minneapolis, Minnesota 55403, and at any adjournments or postponements thereof as follows:

          The Board of Directors recommends a vote FOR:

Proposal No. 1 — Election of three (3) Class I Directors (Terms will Expire at the 2011 Annual Meeting):

Thomas E. Holloran		L. Bruce Boylen	Ronald J. Klosterman
	(Class I)	(Class I)	(Class I)

❑	FOR all Nominees	❑ WITHHELD from all	❑ WITHHELD from the following only: (Write name(s) below)
	(Except as marked to	Nominees
the contrary)

In their discretion to vote upon such other business as may properly come before the meeting, or any adjournments or postponements thereof, UNLESS THE SHAREHOLDER LINES OR CROSSES OUT THIS AUTHORITY.

(Important: continued, and to be signed and dated, on the reverse side)

(Continued from other side)

The undersigned hereby revokes any proxy or proxies to vote such shares previously given.

PLEASE VOTE, DATE, SIGN, AND RETURN IN THE ENCLOSED ENVELOPE.

Dated _______________________________________________ , 2008.

(Signature)

          Signature of shareholder shall correspond exactly with the name appearing hereon. If a joint account, each owner must sign. When signing as attorney, executor, administrator, trustee, guardian or corporate official, give your full title as such.

This proxy when properly executed will be voted in the manner directed hereon by the above-signed shareholder. If no direction is given, this proxy will be voted FOR Proposal 1, and the grant of authority to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof will not be crossed out.